Exhibit 99.2

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Increases Quarterly Cash Dividend 9% to $0.12 Per Share

CORTLAND, Ohio – October 23, 2019 — Cortland Bancorp (NASDAQ: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a quarterly cash dividend of $0.12 per share. The dividend will be payable on December 2, 2019, to shareholders of record as of the close of business on November 12, 2019.

“In response to our continued solid earnings performance, we are pleased to be able increase the quarterly cash dividend by 9%,” said James Gasior, President and Chief Executive Officer. “Cash dividends along with our share price appreciation, provide an attractive return to our shareholders.” At the recent stock price of $21.25 per share, the current dividend equates to a yield of 2.3% on an annualized basis.

Cortland Bancorp recently reported earnings of $1.95 million, or $0.45 per share, for the third quarter of 2019, versus $1.97 million, or $0.40 per share for the same period in 2018. Year-to-date, earnings were $5.38 million or $1.24 per share, versus $5.26 million, or $1.21 per share for the nine months of 2018, after excluding a $1.5 million gain on life insurance proceeds.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, Ashtabula, and Cuyahoga in the Northeast Ohio area and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.